Exhibit 2.1

ARRANGEMENT AGREEMENT

THIS AGREEMENT made as of the 17th day of May, 2007.

BETWEEN:

US GOLD CANADIAN ACQUISITION CORPORATION, a corporation existing under the laws of the Province of Alberta

(“Canadian Exchange Co.”)

AND:

US GOLD CORPORATION, a corporation existing under the laws of the State of Colorado

(“US Gold”)

AND:

NEVADA PACIFIC GOLD LTD., a company existing under the laws of the Province of British Columbia

(“Nevada Pacific”)

WHEREAS:

A.                                                                                   Canadian Exchange Co. and US Gold made a formal offer by way of a take-over bid circular dated February 12, 2007 (the “Offer”) to acquire all of the outstanding Nevada Pacific Shares (as defined below), on the basis of 0.23 of an Exchangeable Share (as defined below) for each Nevada Pacific Share;

B.                                                                                     On March 23, 2007, Canadian Exchange Co. took up 59,278,256 Nevada Pacific Shares tendered pursuant to the Offer and not withdrawn, being approximately 83.5% of the outstanding Nevada Pacific Shares (on an undiluted basis), and paid for such Nevada Pacific Shares on or about March 28, 2007; and

C.                                                                                     Canadian Exchange Co. proposes to acquire any and all outstanding Nevada Pacific Shares not tendered to the Offer by way of a plan of arrangement involving Canadian Exchange Co., US Gold and Nevada Pacific.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties (as defined below), the Parties hereby covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1                                                                               Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

“Affiliate” has the meaning ascribed thereto by the BCBCA on the date hereof.

“Agreement” means this arrangement agreement including the schedules hereto as the same may be supplemented, varied or amended from time to time.

“Arrangement” means the arrangement involving Canadian Exchange Co., US Gold and Nevada Pacific under the provisions of Section 288 of the BCBCA on the terms and conditions set forth in this Agreement resulting, inter alia, in the acquisition by Canadian Exchange Co. of all of the outstanding Nevada Pacific Shares which are not already held by Canadian Exchange Co. on the terms and conditions set out in the Plan of Arrangement and any amendments or variations thereto.

“Arrangement Resolution” means the resolution of the Securityholders approving the Plan of Arrangement to be considered at the Meeting, substantially in the form attached hereto as Schedule A.

“BCBCA” means the Business Corporations Act (British Columbia), including the regulation made thereunder, as now in effect and as it may be amended from time to time prior to the Effective Date.

“Business Day” means any day, other than a Saturday, Sunday or a statutory or civic holiday observed in Vancouver, British Columbia.

“Constating Documents” means the articles, notice of articles, bylaws and similar constating documents of a corporation.

“Court” means the Supreme Court of British Columbia.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement.

“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement.

“Effective Time” as the meaning ascribed thereto in the Plan of Arrangement.

“Exchangeable Share” means an exchangeable share in the capital of Canadian Exchange Co.

“Final Order” means the final order of the Court approving the Arrangement under Section 291 of the BCBCA as such order may be varied by the Court at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed, amended or varied on appeal.

“Governmental Entity” means any:

(a)                                  multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign;

(b)                                 any subdivision, agent, commission, board, or authority of any of the foregoing; or

(c)                                  any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“including” means including without limitation.

“Information Circular” means the notice and management information circular of Nevada Pacific to be sent to Securityholders in connection with the Meeting,

including the appendices attached thereto and documents incorporated by reference therein.

“Interim Order” means the interim order of the Court, as the same may be varied, in respect of the Arrangement, as contemplated by Section 2.3 providing for, among other things, the calling and holding of the Meeting.

“Laws” means all laws, statutes, codes, ordinances, decrees, rules, orders-in-council, regulations, bylaws, statutory rules, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body, or self-regulatory authority (including stock exchanges or markets), and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Meeting” means the special meeting of the Securityholders (including any adjournments or postponements thereof) to be held to consider and, if deemed advisable, to approve the Arrangement.

“Misrepresentation” has the meaning ascribed thereto in the Securities Act.

“Nevada Pacific Securities” means, collectively, the Nevada Pacific Shares, the Warrants and the Options.

“Nevada Pacific Shares” means common shares in the capital of Nevada Pacific.

“Offer” has the meaning ascribed thereto in Recital A.

“Offerors” means, collectively, Canadian Exchange Co. and US Gold.

“Option” means an outstanding option to purchase Nevada Pacific Shares granted by Nevada Pacific under the Stock Option Plan prior to the Effective Time.

“Optionholders” means holders of Options.

“OSC Rule 61-501” means Ontario Securities Commission Rule 61-501 entitled “Insider Bids, Issuer Bids, Business Combinations and Related Party

Transactions”, as incorporated by Policy 5.9 – “Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions” of the Corporate Finance Manual of TSX Venture Exchange Inc.

“Party” means any of Canadian Exchange Co., US Gold and Nevada Pacific, and “Parties” means more than one of them.

“Person” includes any individual, firm, partnership, limited liability company, unlimited liability company, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement in the form attached hereto as Schedule B, as amended, varied or supplemented from time to time in accordance with Section 5.1 of the Plan of Arrangement or Section 5.1 hereof or at the direction of the Court in the Final Order.

“Replacement Option” has the meaning ascribed thereto in the Plan of Arrangement.

“Replacement Warrant” has the meaning ascribed thereto in the Plan of Arrangement.

“Securities Act” means the Securities Act (British Columbia), as now in effect and as it may be amended from time to time prior to the Effective Date.

“Securityholders” means the holders of Nevada Pacific Securities.

“Shareholders” means the holders of Nevada Pacific Shares.

“Stock Option Plan” means the stock option plan for directors, officers, employees and consultants of Nevada Pacific dated October 28, 2004, as amended.

“Warrant” means an outstanding warrant to purchase Nevada Pacific Shares granted by Nevada Pacific prior to the Effective Time.

“Warrantholders” means holders of Warrants.

1.2                                                                               Currency

All amounts of money which are referred to in this Agreement are expressed in lawful money of Canada unless otherwise specified.

1.3                                                                               Interpretation Not Affected By Headings, etc.

The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the provisions of this Agreement.  Unless otherwise indicated, all references to an article, section or other portion followed by a number and/or a letter refer to the specified article, section or other portion of this Agreement.  The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.4                                                                               Number and Gender

Unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa and words importing the use of either gender shall include both genders and neuter.

1.5                                                                               Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6                                                                               Governing Law

This Agreement shall be governed by and be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

1.7                                                                               Schedules

The following are the schedules attached to and incorporated by reference in this Agreement:

Schedule A	—	Form of Arrangement Resolution
Schedule B	—	Form of Plan of Arrangement

ARTICLE 2
ARRANGEMENT AND RELATED MATTERS

2.1                                                                               Implementation Steps by Nevada Pacific

Nevada Pacific covenants in favour of the Offerors that Nevada Pacific shall:

(a)                                  as soon as reasonably practicable, apply in a manner acceptable to the Offerors, acting reasonably, under Section 291 of the BCBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek the Interim Order;

(b)                                 lawfully convene and hold the Meeting for the purpose of considering the Arrangement Resolution (and for no other purpose unless agreed to by the Offerors) as soon as reasonably practicable, and in any event, on or before June 25, 2007;

(c)                                  subject to obtaining the approvals as are required by the Interim Order, as soon as reasonably practicable after the Meeting, proceed with and diligently pursue the application to the Court for the Final Order approving the Arrangement;

(d)                                 subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each Party, as soon as reasonably practicable thereafter, take all steps and actions, including making all necessary filings with Government Entities to give effect to the Arrangement pursuant to the BCBCA in a manner and form acceptable to the Offerors, acting reasonably;

(e)                                  instruct counsel acting for it to bring the applications and make the filings referred to in Sections 2.1(a), 2.1(c) and 2.1(d) in co-operation with counsel to the Offerors on a timely basis;

(f)                                    prepare, or assist and co-operate in the preparation of, all material to be filed by Nevada Pacific with the Court or any securities regulatory authority in connection with the Arrangement (including the Information Circular), and permit the Offerors and their legal counsel to participate in the preparation thereof or provide comments thereon, prior to the service (if applicable) and/or filing of that material and give reasonable consideration to such comments.  Nevada Pacific shall also provide to the Offerors’ legal counsel on a timely basis copies of any notice of appearance or other court documents served on Nevada Pacific or its counsel in respect of the application for the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Nevada Pacific indicating any intention to appeal the Final Order; and

(g)                                 not file any material with the Court in connection with the Arrangement or serve any such material, and not agree to modify or amend materials so filed or served, except as contemplated hereby or with the prior written consent of the Offerors, such consent not to be unreasonably withheld or delayed.

2.2                                                                               Implementation Steps by the Offerors

Each of the Offerors covenants in favour of Nevada Pacific that the Offerors shall cooperate with, assist and consent to Nevada Pacific seeking the Interim Order and the Final Order.

2.3                                                                               Interim Order

The petition for the application referred to in Section 2.1(a) shall request that the Interim Order provide, among other things:

(a)                                  for the class of persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(b)                                 that the requisite approval for the Arrangement Resolution shall be (i) two-thirds of the votes cast on the Arrangement Resolution by Securityholders present in person or by proxy at the Meeting and entitled to vote thereat; and (ii) two-thirds of the votes cast on the Arrangement Resolution by Shareholders present in person or by proxy at the Meeting and entitled to vote thereat;

(c)                                  that, in all other respects, the terms, restrictions and conditions of the Constating Documents of the Nevada Pacific, including quorum requirements and all other matters, shall apply in respect of the Meeting;

(d)                                 for the grant of the Dissent Rights; and

(e)                                  for the notice requirements with respect to the presentation of the application to the Court for the Final Order.

2.4                                                                               Plan of Arrangement

2.4.1                                                                        At the Effective Time, subject to and on the terms and conditions contained in this Agreement and in the Plan of Arrangement, each Nevada Pacific Share (other than Nevada

Pacific Shares held by Canadian Exchange Co. and Dissent Shares (as defined in the Plan of Arrangement)) shall be exchanged for 0.23 of an Exchangeable Share (disregarding fractions), and each Option and Warrant which is outstanding on the Effective Date (unless the holder of the Warrant has entered into a Warrant Exchange Agreement (as defined in the Plan of Arrangement)) shall be exchanged for a Replacement Option and Replacement Warrant, respectively.

2.4.2                                                                        From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by applicable Laws, including the BCBCA.  The closing of the transactions contemplated hereby shall take place at the offices of Fraser Milner Casgrain LLP located at Suite 1500, 1040 West Georgia Street, Vancouver, British Columbia at the Effective Time.

2.5                                                                               Information Circular

2.5.1                                                                        As promptly as reasonably practicable after the execution and delivery of this Agreement, and, for the purpose of giving effect to Section 2.1(b), Nevada Pacific, in consultation with the Offerors, will prepare the Information Circular together with any other documents required by the BCBCA or other applicable Laws in connection with the Arrangement and the Meeting with a view to mailing the Information Circular on or about May 25, 2007, and convening the Meeting on or about June 25, 2007.  Nevada Pacific will file the Information Circular and any other documentation required to be filed under applicable Law in all jurisdictions where the Information Circular is required to be filed by Nevada Pacific, and will mail or cause to be mailed on or about May 25, 2007 the Information Circular and any other documentation required to be mailed under applicable Law to the Securityholders and any other required Persons, all in accordance with the terms of the Interim Order and applicable Law.  The Offerors will provide such assistance as Nevada Pacific may reasonably request in such regard.

2.5.2                                                                        Nevada Pacific shall diligently do all such acts and things as may be necessary to comply, in all material respects, with National Instrument 54-101 of the Canadian Securities Administrators in relation to the Meeting and, without limiting the generality of the foregoing, shall, if necessary and in consultation with the Offerors, use all commercially reasonable efforts to abridge the timing contemplated by such National Instrument as provided in Section 2.20 thereof (it being agreed that such efforts may not necessarily include the making of an application for a waiver of or exemption from such National Instrument).

2.6                                                                               Preparation of Documentation, etc.

2.6.1                                                                        Each of the Offerors and Nevada Pacific shall proceed diligently, in a coordinated fashion and use their respective commercially reasonable efforts to cooperate in the preparation of the Information Circular as described in Section 2.5, any exemption applications or orders and any other documents deemed reasonably necessary by any of them to discharge its obligations under applicable Laws in connection with the Arrangement.

2.6.2                                                                        Each of the Offerors and Nevada Pacific shall furnish to the other Parties, on a timely basis, all information required to effect the foregoing actions, and each covenants that no information so furnished by it in writing in connection with those actions or otherwise in connection with the consummation of the Arrangement will contain any Misrepresentation.  Each of the Parties will ensure that the information relating to it which is provided in the Information Circular will not contain any Misrepresentation.

2.6.3                                                                        Each of the Offerors and Nevada Pacific shall promptly notify the other Parties if, at any time before the Effective Time, it becomes aware that the Information Circular contains a Misrepresentation or that otherwise requires an amendment or supplement to the Information Circular.  In any such event, each of the Parties will cooperate in the preparation of a supplement or amendment to the Information Circular, as the case may be, that corrects that Misrepresentation, and Nevada Pacific will cause the same to be distributed to the Securityholders and filed as required under applicable Law.

2.6.4                                                                        Nevada Pacific shall ensure that the Information Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Information Circular does not contain a Misrepresentation (except that this covenant does not apply to any information provided by the Offerors for use therein).  The Offerors shall ensure that no information regarding the Offerors, or their respective subsidiaries, directors, officers and shareholders delivered to Nevada Pacific for inclusion in the Information Circular contains a Misrepresentation.  Without limiting the generality of the foregoing, Nevada Pacific shall ensure that the Information Circular provides the Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting.

ARTICLE 3
ADDITIONAL MUTUAL COVENANTS

3.1                                                                               Consummation of the Arrangement

                                                Each of the Parties hereby covenants and agrees to perform all obligations required or desirable to be performed by it under this Agreement, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

(a)                                  use all commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the Arrangement;

(b)                                 use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to it which may adversely affect the ability of the Parties to consummate the Arrangement;

(c)                                  effect all necessary registrations, filings and submissions of information required by Governmental Entities;

(d)                                 use its reasonable efforts to:

(i)                                     apply for and carry out the terms of the Interim Order and Final Order applicable to it; and

(ii)                                  comply promptly with all requirements which applicable Laws may impose on it with respect to the transactions contemplated hereby and by the Arrangement;

(e)                                  use, to the extent necessary to permit implementation of the Arrangement, all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to it, including any cease trade orders of securities regulatory authorities, which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(f)                                    take no action that would interfere with or be inconsistent with the completion of the Arrangement; and

(g)                                 take, or cause to be taken, all reasonable action and to do, or cause to be done all things reasonably necessary, proper or advisable under all applicable Laws to complete the Arrangement.

3.2                                                                               Closing Matters

                                                Each of the Offerors and Nevada Pacific shall deliver or cause to be delivered, on the Effective Date, such certificates, resolutions and other documents as may be reasonably required in connection with the Arrangement by either of the other Parties, acting reasonably.

3.3                                                                               Actions to Satisfy Conditions

                                                Each Party agrees to take all such actions as are within its power to control, and to use all commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to be able to comply with any conditions set forth in Article 4 which are for the benefit of any other Party.

ARTICLE 4
CONDITIONS

4.1                                                                               Mutual Conditions Precedent

                                                The respective obligations of each Party to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, at or before the Effective Time, of the following conditions precedent, and each Party shall cause such conditions to be fulfilled insofar as they relate to matters within its control:

(a)                                  the Interim Order shall have been obtained in form and substance satisfactory to each of the Parties, acting reasonably;

(b)                                 the Arrangement Resolution shall have been approved by the vote of Securityholders at the Meeting in accordance with the requirements of the Interim Order;

(c)                                  the Final Order shall have been obtained in form and substance satisfactory to the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to any of the Parties, on appeal or otherwise;

(d)                                 the number of Nevada Pacific Shares held by Shareholders that have validly exercised their Dissent Rights in respect of the Arrangement shall not exceed 5% of the number of Nevada Pacific Shares outstanding on May 18, 2007;

(e)                                  there shall not exist any prohibition under applicable Law against the completion of the Arrangement; and

(f)                                    there shall not be in force any order or decree restraining or enjoining or materially modifying or imposing material conditions on the consummation of the transaction contemplated under this Agreement or under the Plan of Arrangement, and there shall be no proceeding, whether of a judicial or administrative nature or otherwise brought by a Governmental Entity, that relates to or results from the transactions contemplated under this Agreement that would, if successful, result in an order or ruling that would preclude completion of, or materially modify or impose material conditions on, the transaction contemplated under this Agreement or under the Plan of Arrangement in accordance with the terms and conditions hereof or thereof.

4.2                                                                               Satisfaction of Conditions

The conditions set out in this Article 4 shall be conclusively deemed to have been satisfied, waived or released on the receipt by each of the Parties of a certificate, signed by a senior officer of the other Parties, dated the Effective Date, confirming that such conditions have been satisfied or waived by each of the Parties and further confirming the occurrence of the Effective Date.

ARTICLE 5
AMENDMENT AND TERMINATION

5.1                                                                               Amendment

This Agreement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by written agreement of the Parties, and any such amendment may, without limitation:

(a)                                  change the time for performance of any of the obligations or acts of the Parties;

(b)                                 waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(c)                                  waive compliance with or modify any conditions precedent herein contained,

provided, however, that, after receipt of approval of Securityholders there shall be no amendment that by Law requires further approval by Securityholders without further approval of such holders.

5.2                                                                               Rights of Termination

This Agreement may, at any time before or after the holding of the Meeting, but not later than the Effective Time:

(a)                                  be terminated by the agreement of the Parties (without further action on the part of the Securityholders, whether terminated before or after the holding of the Meeting); or

(b)                                 be terminated by any of the Parties if there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited.

ARTICLE 6
GENERAL

6.1                                                                               Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

6.2                                                                               Time of Essence

Time is of the essence of this Agreement.

6.3                                                                               Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of any of the other Parties, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order fully to perform and carry out the terms and intent hereof.

6.4                                                                               Invalidity of Provisions

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or equity, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date hereinbefore written.

US GOLD CANADIAN ACQUISITION CORPORATION

By:
Name: William F. Pass
Title: Vice President, Secretary and Treasurer

US GOLD CORPORATION

By:
Name: William F. Pass
Title: Vice President, Secretary and Treasurer

NEVADA PACIFIC GOLD LTD.

By:
Name: William F. Pass
Title: Vice President, Secretary and Treasurer

SCHEDULE A

FORM OF ARRANGEMENT RESOLUTION

RESOLUTION OF THE SECURITYHOLDERS

OF NEVADA PACIFIC GOLD LTD.

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.                                       The arrangement (as such may be amended or varied, the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) involving Nevada Pacific Gold Ltd. (the “Company”) and its securityholders, as more particularly described and set forth in the plan of arrangement (as such may be varied, amended or supplemented, the “Plan of Arrangement”) attached as Schedule B to the Arrangement Agreement referred to below, be and is hereby authorized, approved and adopted.

2.                                       The Arrangement Agreement dated May 17, 2007 among US Gold Canadian Acquisition Corporation, US Gold Corporation and the Company, a copy of which is attached as Appendix B to the Management Information Circular of the Company dated May 23, 2007, as such may be amended, varied or supplemented from time to time (the “Arrangement Agreement”), the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement, and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and causing the performance by the Company of its obligations thereunder, be and are each hereby confirmed, ratified, authorized and approved.

3.                                       Notwithstanding that this resolution has been passed (and the Arrangement authorized, approved and adopted) by the securityholders of the Company or that the Arrangement has been approved by the Supreme Court of British Columbia (the “Court”), the directors of the Company be and are hereby authorized and empowered without further approval of the securityholders of the Company (i) to amend the Arrangement Agreement or the Plan of Arrangement to be extent permitted by the Arrangement Agreement or such Plan, and (ii) not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

4.                                       Any one director or officer of the Company be and is hereby authorized, empowered and instructed, acting for, in the name and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of this resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.

SCHEDULE B

PLAN OF ARRANGEMENT UNDER SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                            Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Arrangement” means an arrangement under the provisions of Section 288 of the BCBCA on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or modification thereto made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement, or made at the direction of the Court in the Final Order.

“Arrangement Agreement” means the arrangement agreement made as of the 17th day of May, 2007 between Canadian Exchange Co., US Gold and Nevada Pacific, as the same may be supplemented, varied or amended from time to time.

“BCBCA” means the Business Corporations Act (British Columbia), including the regulation made thereunder, as in effect on the Effective Date.

“Business Day” means any day, other than a Saturday, Sunday or a statutory or civic holiday observed in Vancouver, British Columbia.

“Canadian Exchange Co.” means US Gold Canadian Acquisition Corporation, a corporation existing under the Business Corporations Act (Alberta).

“Court” means the Supreme Court of the British Columbia.

“Depositary” means Computershare Investor Services Inc. at its principal office in Vancouver, British Columbia.

“Dissent Notice” means a notice of dissent duly and validly given by a Registered Shareholder in respect of the Arrangement in the manner provided for or contemplated in Article 3.

“Dissent Rights” has the meaning ascribed thereto in Section 3.1.

“Dissent Shares” means the Nevada Pacific Shares held by Dissenting Shareholders.

“Dissenting Shareholder” means a Registered Shareholder who has duly and validly exercised his or her Dissent Rights pursuant to Article 3 and the Interim Order.

“Effective Date” means the date upon which all of the conditions to the completion of the Arrangement as set out in Article 4 of the Arrangement Agreement have been satisfied or waived in accordance with such Agreement, or such other date as the parties to the Arrangement Agreement may agree upon in writing.

“Effective Time” means 2:30 p.m. (Vancouver time) on the Effective Date.

“Exchangeable Share” means a exchangeable share in the capital of Canadian Exchange Co.

“Final Order” means the final order of the Court approving the Arrangement following the application therefor contemplated by the Arrangement Agreement, as such order may be varied or modified by the highest court to which appeal may be applied for.

“Governmental Entity” means any:

(a)           multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign;

(b)           any subdivision, agent, commission, board, or authority of any of the foregoing; or

(c)           any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Holder” means a holder of Nevada Pacific Shares whose name appears on the records of Nevada Pacific as the registered holder of such Nevada Pacific Shares.

“including” means including without limitation.

“Information Circular” means the notice and management information circular of Nevada Pacific to be sent to Securityholders in connection with the Meeting, including the appendices attached thereto and documents incorporated by reference therein.

“Interim Order” means the interim order of the Court made in connection with the approval of the Arrangement following the application therefor contemplated by the Arrangement Agreement.

“Laws” means all laws, statutes, codes, ordinances, decrees, rules, standards, orders-in-council, regulations, bylaws, statutory rules, principles of law, published policies and guidelines (whether or not having the force of law), judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body, or self-regulatory authority (including stock exchanges or markets).

“Letter of Transmittal” means the letter of transmittal to be forwarded by Nevada Pacific to Shareholders together with the Information Circular or such other form of letter of transmittal acceptable to Canadian Exchange Co., acting reasonably.

“Liens” means any mortgage, hypothec, prior claim, lien, pledge, assignment for security, security interest, lease, option, right of third parties or other charge or encumbrance, including the lien of retained title of a conditional vendor, and any easement, servitude, right-of-way or other encumbrance on title to real or immovable property or personal or movable property.

“Meeting” means the special meeting of the Securityholders (including any adjournment or postponement thereof) to be held to, among other things, consider and, if deemed advisable, approve the Arrangement.

“Nevada Pacific” means Nevada Pacific Gold Ltd., a company existing under the BCBCA.

“Nevada Pacific Securities” means, collectively, the Nevada Pacific Shares, the Warrants and the Options.

“Nevada Pacific Shares” means common shares in the capital of Nevada Pacific.

“Option” means an option to purchase Nevada Pacific Shares granted by Nevada Pacific under the Stock Option Plan which is outstanding on the Effective Date.

“Optionholders” means holders of Options.

“Person” includes any individual, firm, partnership, limited liability company, unlimited liability company, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions means this plan of arrangement, including any appendices hereto, and any amendments, variations or supplements hereto made from time to time in accordance with the terms hereof or the Arrangement Agreement or made at the direction of the Court in the Final Order.

“Replacement Option” has the meaning ascribed thereto in Section 2.2(c).

“Replacement Warrant” has the meaning ascribed thereto in Section 2.2(d).

“Securityholders” means the holders of Nevada Pacific Securities.

“Shareholders” means the Holders of Nevada Pacific Shares.

“Stock Option Plan” means the stock option plan for directors, officers, employees and consultants of Nevada Pacific dated October 28, 2004, as amended.

“US Gold” means US Gold Corporation, a corporation existing under the laws of the State of Colorado.

“US Gold Share” means a share of common stock of US Gold.

“Warrant” means a warrant to purchase Nevada Pacific Shares granted by Nevada Pacific which is outstanding on the Effective Date.

“Warrant Exchange Agreement” means an agreement between a Warrantholder and Canadian Exchange Co., substantially in the form attached hereto as Appendix A, with such changes or modifications as Canadian Exchange Co. may require, whereby the Warrantholder would continue to hold his or her Warrants, but upon exercise of such Warrants, the Nevada Pacific Shares received by the Warrantholder would immediately be exchanged for Exchangeable Shares on the basis of 0.23 of an Exchangeable Share for each Nevada Pacific Share.

“Warrantholders” means holders of Warrants.

1.2                            Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, and words importing any gender include all genders.

1.3                            Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections, subsections and other parts and the insertion of headings are for convenience only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.4                            Date for any Action

If any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required to be taken on or by the next succeeding day which is a Business Day.

1.5                            Time

All times expressed herein or in any Letters of Transmittal are local time (Vancouver, British Columbia) unless otherwise stipulated herein or therein.

1.6                            Currency

All references to currency in this Plan of Arrangement are to Canadian dollars, being the lawful money of Canada.

1.7                            Statutory References

Unless otherwise expressly provided herein, any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

ARTICLE 2
THE ARRANGEMENT

2.1                            Binding Effect

This Plan of Arrangement will become effective at the Effective Time, and thereafter will be binding on each of the Securityholders, Nevada Pacific, Canadian Exchange Co. and US Gold.

2.2                            Arrangement

At the Effective Time, without any further act or formality, each of the events set out below shall occur and shall be deemed to occur in the following sequence:

(a)           each Nevada Pacific Share (other than Nevada Pacific Shares held by Canadian Exchange Co. and the Dissent Shares) shall be transferred to Canadian Exchange Co., free and clear of any Liens, and each Holder thereof shall be entitled to receive, in exchange therefor, 0.23 of an Exchangeable Share.  If the foregoing calculation results in a Nevada Pacific Share being exchangeable for a fraction of an Exchangeable Share, then the number of Exchangeable Shares to be issued to the Holder will be either rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the next whole number.  For rounding purposes, all Nevada Pacific Shares held by a Shareholder will be aggregated;

(b)           with respect to each Nevada Pacific Share transferred in accordance with Section 2.2(a):

(i)            the Holder thereof shall cease to be the registered holder of such share and the name of such Holder shall be removed from the register of Nevada Pacific Shares with respect to such Nevada Pacific Share as of the Effective Time;

(ii)           the certificate representing such Nevada Pacific Share shall be deemed to have been cancelled as of the Effective Time;

(iii)          the Holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer such Nevada Pacific Share to Canadian Exchange Co. in accordance with Section 2.2(a); and

(iv)          Canadian Exchange Co. shall, and shall be deemed to be, the transferee of such share, free and clear of all Liens, and shall be entered in the register of Nevada Pacific Shares as the Holder thereof as of the Effective Time;

(c)           each Option shall be exchanged for an option of US Gold (a “Replacement Option”) to purchase that number of US Gold Shares equal to 0.23 times the number of Nevada Pacific Shares subject to such Option.  Such Replacement Option shall provide for an exercise price per US Gold Share equal to the exercise price per share of such Option immediately prior to the Effective Time divided by 0.23.  If the foregoing calculation results in a Replacement Option being exercisable for a fraction of a US Gold Share, then the number of US Gold Shares subject to such Replacement Option will be either rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the next whole number of US Gold Shares and the total exercise price for the Replacement Option will be increased or reduced accordingly.  The term to expiry, conditions to and manner of exercising, vesting schedule, if any, and all other terms and conditions of such Replacement Option will be unchanged, and any document or agreement previously evidencing such Option shall thereafter evidence and be deemed to evidence such Replacement Option; and

(d)           each Warrant shall, unless the holder thereof shall have entered into a Warrant Exchange Agreement with Canadian Exchange Co. prior to the Expiry Time, be exchanged for a warrant of Canadian Exchange Co. (a “Replacement Warrant”) to purchase that number of Exchangeable Shares equal to 0.23 times the number of Nevada Pacific Shares subject to such Warrant.  Such Replacement Warrant shall provide for an exercise price per Exchangeable Share equal to the exercise price per share of such Warrant immediately prior to the Effective Time divided by 0.23.  If the foregoing calculation results in a Replacement Warrant being exercisable for a fraction of an Exchangeable Share, then the number of Exchangeable Shares subject to such Replacement Warrant will be either rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the next whole number of Exchangeable Shares and the total exercise price for the Replacement Warrant will be increased or reduced accordingly.  The term to expiry, conditions to and manner of exercising and all other terms and conditions of such Replacement Warrant will be unchanged, and any document or agreement previously evidencing such Warrant shall thereafter evidence and be deemed to evidence such Replacement Warrant.

ARTICLE 3
DISSENT RIGHTS

3.1                            Rights of Dissent

A Holder may exercise the dissent rights (“Dissent Rights”) conferred by the Interim Order in connection with the Arrangement in the manner set out in Section 238 of the BCBCA, as modified by the Interim Order, provided that the Dissent Notice is received by Nevada Pacific by no later than 5:00 p.m. (Vancouver time) on the date which is two Business Days prior to the date of the Meeting.  Without limiting the generality of the foregoing, Holders who duly exercise such Dissent Rights and who are ultimately determined to be entitled to be paid fair value for their Nevada Pacific Shares shall be deemed to have transferred such Nevada Pacific Shares, as of the Effective Time, without any further act or formality, to Nevada Pacific in consideration of a payment of cash by Nevada Pacific equal to such fair value.  In no case shall Nevada Pacific or Canadian Exchange Co. be required to recognize such Holders as Shareholders at and after the Effective Time, and the names of such Holders shall be removed from the register of Nevada Pacific Shares as of the Effective Time.

3.2                            Rights of Dissenting Holders of Nevada Pacific Shares

In the event that a Holder gives a Dissent Notice but is not entitled, for any reason, to be paid the fair value of the Nevada Pacific Shares in respect of which the Dissent Notice was given as contemplated in Section 242 of the BCBCA and the Interim Order, such

Holder shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting Shareholder.

ARTICLE 4
DELIVERY OF SHARE CERTIFICATES

4.1                            Delivery to Registered Holders

4.1.1                       As soon as reasonably practicable after the later of (X) the Effective Date, and (Y) delivery to the Depositary of a duly completed Letter of Transmittal, together with the certificates representing Nevada Pacific Shares, Canadian Exchange Co. shall cause the Depositary:

(a)           to forward or cause to be forwarded by first class mail to the Shareholder at the address specified in the Letter of Transmittal;

(b)           if requested by the Shareholder in the Letter of Transmittal, to make available at the offices of the Depositary for pick up by the Shareholder; or

(c)           if the Letter of Transmittal neither specifies an address nor contains a request as described in (b) above, to forward or cause to be forwarded by first class mail to the Nevada Pacific Shareholder at the address of the Nevada Pacific Shareholder as shown on the share register maintained by Nevada Pacific immediately prior to the Effective Time;

a share certificate representing the number of Exchangeable Shares issuable to such Shareholder hereunder in respect of the Nevada Pacific Shares described in such Letter of Transmittal, provided that in no event shall any holder of Nevada Pacific Shares be entitled to a fractional Exchangeable Share.

4.1.2                       As soon as reasonably practicable prior to Canadian Exchange Co. being required to make any delivery contemplated by Section 4.1 or Section 4.2, Canadian Exchange Co. will provide the Depositary with the certificates representing the Exchangeable Shares referred to therein, and such certificates shall be held in trust for the Shareholders and otherwise as contemplated in this Plan of Arrangement.

4.2                            Lost Certificates

If any certificate which immediately prior to the Effective Time represented Nevada Pacific Shares that were deemed to be transferred to Canadian Exchange Co. pursuant to Section 2.2(b) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such certificate to be lost, stolen or destroyed and the delivery of a duly completed Letter of Transmittal, in exchange for such lost, stolen or destroyed certificate, within 10 Business Days after the later of:

(a)           the Effective Date; and

(b)           the delivery to the Depositary of a duly completed Letter of Transmittal, an affidavit of loss and the bond or other indemnity referred to below,

Canadian Exchange Co. will cause the Depositary:

(i)            to forward or cause to be forwarded by first class mail to the Shareholder at the address specified in the Letter of Transmittal;

(ii)           if requested by the Shareholder in the Letter of Transmittal, to make available at the offices of the Depositary for pick up by the Shareholder; or

(iii)          if the Letter of Transmittal neither specifies an address nor contains a request as described in (ii) above, to forward or cause to be forwarded by first class mail to the Shareholder at the address of the Shareholder as shown on the share register maintained by Nevada Pacific immediately prior to the Effective Time;

a share certificate representing the number of Exchangeable Shares issuable to such Shareholder hereunder in respect of the Nevada Pacific Shares for which a duly completed Letter of Transmittal and the bond or other indemnity referred to below have been delivered to the Depositary pursuant to the provisions hereof.  A condition precedent to the delivery of any such share certificate or cheque shall be that the person entitled to the same shall give a bond reasonably satisfactory to Canadian Exchange Co. and the Depositary in such reasonable sum as Canadian Exchange Co. may direct or otherwise indemnify Canadian Exchange Co. and the Depositary in a manner reasonably satisfactory to them against any claim that may be made against either of them with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3                            Extinction of Rights

If any Shareholder fails for any reason to deliver to the Depositary for cancellation the certificates formerly representing Nevada Pacific Shares (or an affidavit of loss and bond or other indemnity pursuant to Section 4.2) together with a duly completed Letter of Transmittal, on or before the sixth anniversary of the Effective Date, such Shareholder shall be deemed to have surrendered and forfeited to Canadian Exchange Co. any Exchangeable Shares held by the Depositary in trust for such Shareholder to which such Shareholder is entitled.  Subject to this Section 4.3, at and after the Effective Time, any certificate formerly representing Nevada Pacific Shares shall represent only the right to receive a certificate representing the Exchangeable Shares for which such Nevada Pacific Shares are exchanged pursuant to Section 2.2(a), provided that such certificates shall, on the sixth anniversary of the Effective Date, cease to represent a claim of any nature whatsoever, shall be deemed to have been surrendered to Canadian Exchange Co. and shall be cancelled.

4.4                            Withholding

Canadian Exchange Co., US Gold, Nevada Pacific and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable under this Plan of Arrangement to any Securityholder such amounts as Canadian Exchange Co., US Gold, Nevada Pacific or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or any provision of provincial, local or foreign tax law, in each case as amended.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Securityholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.  To the extent that the amount so required or permitted to be deducted or withheld from any payment to a relevant Securityholder exceeds the cash portion of the consideration, if any, otherwise payable to such Securityholder, Canadian Exchange Co., US Gold, Nevada Pacific and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Canadian Exchange Co., US Gold, Nevada Pacific or the Depositary to enable it to comply with such deduction or withholding requirement and Canadian Exchange Co., US Gold, Nevada Pacific or the Depositary shall remit to such Securityholder any unapplied balance of the net proceeds of such sale.

ARTICLE 5
AMENDMENT

5.1                          Amendment of Plan of Arrangement

5.1.1                       Canadian Exchange Co., US Gold and Nevada Pacific may amend, vary and/or supplement this Plan of Arrangement at any time and from time to time, provided that any amendment, variation or supplement must be contained in a written document which is filed with the Court and, if made following the Meeting, approved by the Court and communicated to Securityholders in the manner required by the Court (if so required).

5.1.2                       Any amendment, variation or supplement to this Plan of Arrangement may be proposed by any of Canadian Exchange Co., US Gold and Nevada Pacific at any time prior to or at the Meeting with or without any prior notice or communication and, if so proposed and approved at the Meeting, shall become part of this Plan of Arrangement for all purposes.

5.1.3                       Any amendment, variation or supplement to this Plan of Arrangement which is approved or directed by the Court following the Meeting shall be effective only if it is consented to by each of Canadian Exchange Co., US Gold and Nevada Pacific (acting reasonably).

5.1.4                       This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

5.1.5                       Notwithstanding the foregoing provisions of this Section 5.1, no amendment, variation or supplement to this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

ARTICLE 6
FURTHER ASSURANCES

6.1                            Other Documents and Instruments

Notwithstanding that the transactions or events set out herein shall occur and shall be deemed to occur in the sequence set out in this Plan of Arrangement without any further authorization, act or formality, Canadian Exchange Co., US Gold and Nevada Pacific shall make, do and execute, or cause and cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein, including any resolutions of directors authorizing the issue, exchange, transfer, purchase for cancellation or surrender of shares and any share transfer powers evidencing the transfer of shares and any receipts therefor.

APPENDIX A

FORM OF WARRANT EXCHANGE AGREEMENT

THIS AGREEMENT is made effective as of the            day of                     , 2007.

BETWEEN:

[ NAME OF WARRANTHOLDER ], of [ Address of Warrantholder ]

(the “Warrantholder”)

AND:

US GOLD CANADIAN ACQUISITION CORPORATION, a company incorporated under the laws of Alberta having a registered and records office at 2900 Manulife Place, 10180 – 101 Street, Edmonton, Alberta, T5J 3V5

(“Canadian Exchange Co.”)

WHEREAS:

A.                            The Warrantholder is the legal, beneficial and registered owner of the following warrants (the “Warrants”) to purchase common shares (the “Shares”) in the capital of Nevada Pacific Gold Ltd. (the “Company”):

Warrant Certificate No.	Number of Shares	Exercise Price	Date of Issue	Date of Expiry

B.                            The Company, Canadian Exchange Co. and US Gold Corporation entered into an arrangement agreement made as of May 17, 2007 (the “Arrangement Agreement”), which provides for implementation of a plan of arrangement (the “Arrangement”) whereby, if approved by Shareholders, Securityholders and the Supreme Court of British Columbia, (i) each of the Shares not held by Canadian Exchange Co. would be exchanged for 0.23 of an exchangeable share of Canadian Exchange Co. (an “Exchangeable Share”), (ii) options of the Company would be exchanged for Replacement Options (as defined in the Arrangement Agreement) and

(iii) warrants of the Company would be exchanged for Replacement Warrants (as defined in the Arrangement Agreement), unless the holders enter into this Agreement; and

C.                            In connection with the Arrangement, the Warrantholder and Canadian Exchange Co. wish to enter into this Agreement so that upon exercise of any Warrant, the Shares issuable thereunder will immediately be exchanged for an equivalent number of Exchangeable Shares.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained, the parties hereto (the “Parties”) hereby covenant and agree as follows:

1.0                          INTERPRETATION

1.1                          The division of this Agreement into sections and subsections, and the insertion of headings herein, are for convenience of reference only and will not affect the construction or interpretation hereof. All references in this Agreement to a designated section or other subdivision will, unless the context otherwise requires, be to the designated section or other subdivision of this Agreement.

1.2                          Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3                          This Agreement and each of the documents delivered pursuant hereto will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

1.4                          The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision will be deemed to be severable.

1.5                          Unless otherwise defined, each capitalized term used herein will have the meaning ascribed to it in the Arrangement Agreement.

2.0                            REPRESENTATIONS AND WARRANTIES

2.1                           The Warrantholder represents and warrants to Canadian Exchange Co. that:

(a)           the Warrantholder has all necessary power, authority and right to enter into and perform his obligations under this Agreement;

(b)           this Agreement has been duly and validly executed and delivered by the Warrantholder and constitutes a legal, valid and binding obligation of the Warrantholder, enforceable against him in accordance with its terms;

(c)           the Warrants are legally and beneficially owned by the Warrantholder, free and clear of all Liens whatsoever, other than pursuant to this Agreement;

(d)           no person, other than Canadian Exchange Co., has any agreement or option, or right capable of becoming an agreement or option, to acquire the Warrants or any Shares issuable thereunder, or any part thereof or interest therein;

(e)           no consent, approval or authorization of any third party or of any governmental authority is required to be obtained on the part of the Warrantholder to permit the execution or delivery of this Agreement, or the consummation of the transactions contemplated hereby, except such consents, approvals or authorizations as have been obtained; and

(f)            the Warrantholder is not a non-resident of Canada for the purposes of section 116 of the Income Tax Act of Canada (the “Tax Act”).

2.2                           Canadian Exchange Co. represents and warrants to the Warrantholder that:

(a)           Canadian Exchange Co. is a corporation validly existing under the laws of Alberta and has all necessary power, authority and right to enter into and perform its obligations under this Agreement; and

(b)           this Agreement has been duly and validly executed and delivered by Canadian Exchange Co. and constitutes a legal, valid and binding obligation of Canadian Exchange Co., enforceable against it in accordance with its terms.

2.3                           The representations, warranties and acknowledgements contained in this Agreement will survive the exchange of the Exchanged Shares (as defined below).

3.0                            EXCHANGE OF SHARES

3.1                           The Warrantholder agrees to sell to Canadian Exchange Co., and Canadian Exchange Co. agrees to purchase from the Warrantholder, any and all Shares issuable upon exercise of the Warrants (the “Exchanged Shares”) immediately upon the issuance of such Exchanged Shares (each, a “Closing”), free and clear of all Encumbrances on the terms set out in this Agreement.

3.2                           Canadian Exchange Co. shall, at each Closing, issue to the Warrantholder fully paid and non-assessable Exchangeable Shares, at a ratio of 0.23 of an Exchangeable Share for each Exchanged Share, subject to adjustment pursuant to Section 6.1, in exchange and as the purchase price for the Exchanged Shares issued at such Closing.

3.3                           Canadian Exchange Co. shall deliver a certificate representing the Exchangeable Shares issued pursuant to Section 3.2, registered in the name of the Warrantholder or as requested in the exercise form, to the Warrantholder at the address provided in Section 9.1 or in accordance with any delivery instructions provided in the exercise form as soon as practicable after the issuance of such Exchangeable Shares, but in any event within seven days thereof.

3.4                           At each Closing, the Warrantholder shall either provide Canadian Exchange Co. with: (i) a statutory declaration or certificate that the Warrantholder is not a non-resident for the purposes of section 116 of the Tax Act, or (ii) a certificate issued by the Canada Revenue Agency pursuant to section 116 of the Tax Act specifying a certificate limit that is not less than the fair market value of the Exchanged Shares as of the date of Closing in respect of the sale of the Exchanged Shares hereunder, each in a form acceptable to Canadian Exchange Co., acting reasonably.  Failing the delivery of such statutory declaration or certificate, as required under the preceding sentence, Canadian Exchange Co. shall be entitled to deduct and withhold from the Exchangeable Shares to be issued pursuant to Section 3.2 such amounts as Canadian Exchange Co. is required or permitted to deduct and withhold with respect thereto under the Tax Act or any provision of provincial, local or foreign tax law, in each case as amended.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Warrantholder, provided that such withheld amounts are actually remitted to the appropriate taxing authority.  To the extent that the amount so required or permitted to be deducted or withheld from any payment to the Warrantholder exceeds the cash portion of the consideration, if any, otherwise payable to such the Warrantholder, Canadian Exchange Co. is hereby authorized to sell or otherwise dispose of such number of Exchangeable Shares issued pursuant to Section 3.2 as is necessary to provide sufficient funds to Canadian

Exchange Co to enable it to comply with such deduction or withholding requirement and Canadian Exchange Co shall remit to the Warrantholder any unapplied balance of the net proceeds of such sale.

4.0                            RESTRICTIONS ON TRANSFER

4.1                           The Warrantholder shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of the Warrants or the Exchanged Shares, or any part thereof or interest therein, and the Warrantholder will not request or direct the Company to record the transfer of the Warrants or the Exchanged Shares, except to Canadian Exchange Co. pursuant to this Agreement.

5.0                            POWER OF ATTORNEY

5.1                           The Warrantholder hereby irrevocably constitutes and appoints Canadian Exchange Co. as its true and lawful attorney and agent, with full power of substitution, for and on behalf of and in the name of the Warrantholder, to do all such things and execute and deliver, all such deeds, transfers, assignments, assurances and other documents as may be necessary or desirable to effectively complete the sale and transfer of the Exchanged Shares to Canadian Exchange Co. pursuant to this Agreement, and the Warrantholder shall have no claim or cause of action against Canadian Exchange Co., or against any third party, as a result of Canadian Exchange Co. so acting as its attorney.  Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency or bankruptcy of the Warrantholder, and the Warrantholder hereby ratifies and confirms and agrees to ratify and confirm all that Canadian Exchange Co. may lawfully do or cause to be done by virtue of such appointment and power.  In furtherance of this Section 5.1, the Warrantholder shall, if requested by Canadian Exchange Co., execute such instruments of transfer in such forms as may be requested by Canadian Exchange Co.

6.0                            ADJUSTMENTS

6.1                           In the event of any stock dividend, share split, reclassification, exchange, substitution, recapitalization or other change or event affecting the outstanding Shares or the Exchangeable Shares of Canadian Exchange Co., the ratio referred to in Section 3.2 shall be adjusted so that the Warrantholder, upon exchange of the Exchanged Shares, receives the number of Exchangeable Shares that the Warrantholder would have received for the Exchanged Shares if the Warrant had been exercised immediately before such stock dividend, share split, reclassification, exchange, substitution, recapitalization or other change or event.

7.0                            INCOME TAX CONSEQUENCES

7.1                           The Warrantholder and Canadian Exchange Co. hereby acknowledge and agree that the transactions contemplated herein are not intended to give rise to any income tax liability whatsoever, and it is their intention that the share exchange contemplated hereby shall be effected pursuant to the provisions of section 85 of the Tax Act.  Upon request by the Warrantholder, Canadian Exchange Co. will make a joint tax election under Subsection 85(1) or Subsection 85(2), as applicable, of the Tax Act (and the corresponding provisions of any applicable provincial tax legislation) with the Warrantholder, after such Warrantholder receives Exchangeable Shares, hereunder, and at the amount elected by the Warrantholder, subject to the limitations under the Tax Act.

8.0                            INDEMNIFICATION

8.1                           The Warrantholder will, upon demand, indemnify, defend and hold harmless Canadian Exchange Co. from and against any and all demands, claims, actions, proceedings, losses, damages, liabilities, costs and expenses suffered or incurred by Canadian Exchange Co., directly or indirectly, by reason of a breach of or any inaccuracy in any of the representations or warranties contained in Section 2.1 hereof.

8.2                           Canadian Exchange Co. will, upon demand, indemnify, defend and hold harmless the Warrantholder from and against any and all demands, claims, actions, proceedings, losses, damages, liabilities, costs and expenses suffered or incurred by the Warrantholder, directly or indirectly, by reason of a breach of or any inaccuracy in any of the representations or warranties contained in Section 2.2 hereof.

9.0                            NOTICES

9.1                           All notices and other communications required or permitted to be made or given pursuant to this Agreement, to be effective, will be in writing and will be delivered personally, telecopied or sent by first class prepaid mail to the Party concerned at the address for such Party specified below.

If to the Warrantholder, to:

[ Name of Warrantholder ]

[ Address of Warrantholder ]

Telephone No.:           [            ] [                      ]

If to Canadian Exchange Co., to:

165 South Union Blvd., Suite 565
Lakewood, Colorado, 80228

Attention:	William F. Pass
Telephone No.:	(303) 238-1438
Facsimile No.:	(303) 238-1724

with a copy to:

Fraser Milner Casgrain LLP
1500 - 1040 West Georgia Street
Vancouver, B.C. V6E 4H8

Attention:	Gary Sollis
Telephone No.:	(604) 443-7130
Facsimile No.:	(604) 683-5214

9.2                           Except as otherwise provided in this Agreement, any such notice or communication will be deemed to have been given, if delivered by hand or by facsimile or by other method of electronic communication, on the day given or received, and if mailed, four business days following the date of posting; provided that if there will be at the time of mailing or within four business days thereof a mail strike or other labour dispute that might affect delivery by mail, then the notice or other communication will be effective only when actually delivered or received.

10.0                         GENERAL

10.1                         Time will be of the essence of this Agreement.

10.2                         Each of the Warrantholder and Canadian Exchange Co. will, at the request of the other do any and all such further acts and things and execute and deliver any and all such further documents and instruments as are necessary or desirable to carry out the intent of this Agreement.

10.3                         This Agreement contains the whole agreement among the Parties in respect of the Warrants and the Exchanged Shares and supersedes all prior correspondence, agreements and understandings, oral or written, by or between the Parties with respect thereto.  There are no warranties, representations, terms, conditions or collateral agreements, express or implied, between the Parties with respect to the subject matter of this Agreement, except as set out herein and in the documents provided for herein.

10.4                         No amendment, waiver or consent under this Agreement will be binding unless made in writing and signed by the Party to be bound thereby.  No waiver of any provision of this Agreement will be deemed to be or will constitute a waiver of any other provision, nor will any such wavier constitute a continuing waiver, unless otherwise expressly provided therein.

10.5                         Canadian Exchange Co. will be responsible for and pay all legal and other costs, including all legal and other costs incurred by the Warrantholder, in respect of the transactions contemplated by this Agreement.

10.6                         This Agreement will be binding upon and will enure to the benefit of the Parties and their respective successors and permitted assigns.  This Agreement may not be assigned by either the Warrantholder or Canadian Exchange Co. without the prior written consent of the other, which consent may not be unreasonably withheld.

10.7                         This Agreement may be executed in one or more counterparts and such counterparts may be transmitted by electronic facsimile, and each such counterpart will be deemed to be an original and together such counterparts will constitute one document.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SIGNED, SEALED AND DELIVERED by	)
[ NAME OF WARRANTHOLDER ] in the	)
presence of:	)
)
Signature	)
)
)
Address	)
	)	[ NAME OF WARRANTHOLDER ]
)
Occupation	)

US GOLD CANADIAN ACQUISITION CORPORATION

Authorized Signatory